Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vectren Corporation

(Exact Name of Registrant as Specified in its Charter)

Indiana	35-2086905
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Vectren Square

Evansville, Indiana 47708

(812) 491-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald E. Christian,

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

One Vectren Square

Evansville, Indiana 47708

(812) 491-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)

With copies to:

Catherine L. Bridge

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, Indiana 46204

(317) 236-1313

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, no par value, and Common Stock Purchase Rights (3)

(1)	An indeterminate number of shares of Common Stock to be offered at indeterminate prices is being registered.

(2)	In reliance on and in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(3)	No additional consideration will be paid for the Common Stock Purchase Rights.

Prospectus

Vectren Corporation

Common Stock

(and Common Stock Purchase Rights)

We may offer and sell from time to time shares of our common stock with the related common stock purchase rights. This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in supplements to this prospectus. The supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell these securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements before you invest in these securities.

The common stock of Vectren Corporation is listed on the New York Stock Exchange under the symbol “VVC.”

Our principal executive offices are located at One Vectren Square, Evansville, Indiana 47708. Our telephone number is (812) 491-4000.

Investing in our common stock involves risks. You should carefully consider the information referred to under the heading “ Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities through one or more underwriters or agents. We will set forth in the related prospectus supplement the name of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities, and the net proceeds we receive from the sale. See “Plan of Distribution.”

The date of this Prospectus is February 20, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. By using this process, we may offer the shares of common stock with the related common stock purchase rights described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest in our securities, you should carefully read the registration statement and exhibits thereto, this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or in any free writing prospectus we file with the SEC in connection with an offering of securities under this prospectus. We have not authorized anyone else to provide you with any different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is current only as of the date of this prospectus.

References in this prospectus to Vectren, the “Company” or to the terms “we,” “us” or other similar terms mean Vectren Corporation and, where appropriate, its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING

CERTAIN FORWARD-LOOKING INFORMATION

Statements contained or incorporated by reference in this prospectus regarding future events and developments are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because those statements are based on expectations and not historical facts, actual results may differ materially from those projected in the particular statements. Important factors that could cause future results to differ include those listed under “Risk Factors” and the following matters:

•

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•	Increased competition in the energy environment, including effects of industry restructuring and unbundling.

•

Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.

•

Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the Federal Energy Regulatory Commission, state public utility commissions, state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply, and similar entities with regulatory oversight.

•	Economic conditions, including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.

•	Increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•

Changing market conditions and a variety of other factors associated with physical energy and financial trading activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•

The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including, but not limited to, the realization of synfuel income tax credits and the Company’s coal mining, gas marketing and energy infrastructure strategies.

•

Direct or indirect effects on our business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•	Employee or contractor workforce factors, including changes in key executives, collective bargaining agreements with union employees, or work stoppages.

•	Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.

•	Costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters.

•	Changes in federal, state or local legislative requirements, such as changes in tax laws or rates, environmental laws and regulations.

These and other matters are difficult to predict, and many are beyond our control, including those we discuss in this prospectus, the accompanying prospectus supplement and our filings with the SEC. Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the dates of those documents, as applicable. We undertake no obligation to update these statements in the future.

VECTREN CORPORATION

Vectren Corporation (the “Company” or “Vectren”), an Indiana corporation, is an energy holding company headquartered in Evansville, Indiana. Our wholly owned subsidiary, Vectren Utility Holdings, Inc. (“Utility Holdings”), serves as the intermediate holding company for three operating public utilities: Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”), and the Ohio operations. Utility Holdings also has other assets that provide information technology and other services to the three utilities. Utility Holdings’ consolidated operations are collectively referred to as the Utility Group. Both Vectren and Utility Holdings were exempt from registration pursuant to Section 3(a)(1) and 3(c) of the Public Utility Holding Company Act of 1935, which was repealed effective February 8, 2006 by the Energy Policy Act of 2005 (“Energy Act”). Both Vectren and Utility Holdings are holding companies as defined by the Energy Act.

Indiana Gas provides energy delivery services to approximately 565,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 141,000 electric customers and approximately 112,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana. The Ohio operations provide energy delivery services to approximately 318,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (“VEDO”), a wholly owned subsidiary, (53% ownership) and Indiana Gas (47% ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

The Company, through Vectren Enterprises, Inc. (“Enterprises”), is also involved in nonutility activities in three primary business areas: Energy Marketing and Services, Coal Mining and Energy Infrastructure Services. Energy Marketing and Services markets and supplies natural gas and provides energy management services. Coal Mining mines and sells coal. Energy Infrastructure Services provides underground construction and repair and energy performance contracting services. Enterprises also has other businesses that invest in energy-related opportunities and services, real estate, and leveraged leases, among other investments. In addition, the Company has investments that generate synfuel tax credits and processing fees relating to the production of coal-based synthetic fuels. These operations are collectively referred to as the Nonutility Group. Enterprises supports the Company’s regulated utilities pursuant to service contracts by providing natural gas supply services, coal, infrastructure services and other services.

The Company segregates its operations into three groups: a Utility Group, a Nonutility Group, and Corporate and Other. At December 31, 2006, the Company had $4.1 billion in total assets, with $3.4 billion (84%) attributed to the Utility Group, $0.6 billion (16%) attributed to the Nonutility Group, and less than $0.1 billion attributed to Corporate and Other. Net income for the year ended December 31, 2006, was $108.8 million, or $1.44 per share of common stock, with $91.4 million attributed to the Utility Group, $18.1 million attributed to the Nonutility Group, and a net loss of $0.7 million attributed to Corporate and Other. Net income for the year ended December 31, 2005, was $136.8 million, or $1.81 per share of common stock, with $95.1 million attributed to the Utility Group, $48.2 million attributed to the Nonutility Group, and a net loss of $6.5 million attributed to Corporate and Other.

Vectren was incorporated under the laws of Indiana on June 10, 1999. Our corporate offices are located at One Vectren Square, Evansville, Indiana 47708. Our telephone number is (812) 491-4000.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the information under the heading “Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into this prospectus; and

•	documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds that we receive from the sale of the offered securities for general corporate purposes, including, among others:

•	Repayment of short term debt;

•	Repurchase, retirement or refinancing of other securities;

•	Acquisitions; and

•	Investments in subsidiaries.

Pending such uses, we may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF STOCK

General

We may issue common stock from time to time. The total amount of authorized capital stock of Vectren is 480,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of January 31, 2007, 76,252,552 shares of common stock and no shares of preferred stock were issued and outstanding. As of December 31, 2006, approximately 7.2 million shares of common stock were reserved for issuance through our share-based compensation plans, benefit plans and dividend reinvestment plan. The following summary highlights the material provisions of our Articles of Incorporation, our bylaws and the Indiana Business Corporation Law (“IBCL”) relating to our capital stock. You should read our Articles of Incorporation, our bylaws and the applicable provisions of the IBCL.

Board of Directors

Our Articles provide for a minimum of one and a maximum of sixteen members of the board, with the actual number to be specified in our bylaws. Our Articles also provide that the bylaws may establish classes of directors, although our bylaws currently establish only a single class of thirteen directors. Notice of nominations of persons to the board may be made by our shareholders and must be sent to us not less than 90 nor more than 120 days before the meeting at which directors will be elected.

Common Stock

Dividends and Rights Upon Liquidation

The holders of our outstanding common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as the board of directors may from time to time determine. Our common stock is not convertible or exchangeable into other securities, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata the assets of Vectren which are legally available for distribution, after payment of all of our debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our shareholders. Except as otherwise required by law or our Articles, the holders of our common stock vote together on all matters submitted to a vote of the shareholders, including the election of directors. The bylaws provide that the representation, in person or by proxy, of a majority of the stock outstanding and entitled to vote at a meeting of shareholders constitutes a quorum for conducting business. The Articles provide that the following actions may be taken only with the affirmative vote of holders of 80% of the combined voting power of our outstanding stock entitled to vote:

•	removal for cause of a director;

•	amendment or repeal of the provision regarding director removal for cause; and

•	certain business combinations unless the business combination is approved by a majority of continuing directors or the business combination satisfies a fair price test.

A “continuing director” means any member of the board who is unaffiliated with the other party to a business combination, which party is the beneficial owner of more than 10% of the voting power of our stock, and who was a member of the board prior to the time that such other party to a business combination became the beneficial owner of more than 10% of the voting power of our stock, and any successor of a continuing director who is unaffiliated with the other party to a business combination and is recommended to succeed a continuing director by a majority of continuing directors then on the board.

Advance Notice of Shareholder Business; Special Meetings of Shareholders

Notice of any business proposed by a Vectren shareholder to be conducted at any meeting of shareholders must be sent to us not less than 90 nor more than 120 days before the meeting at which the business is conducted. The board or our Chief Executive Officer may call special meetings of our shareholders. Our shareholders have no right to call a special meeting of the shareholders or to amend the bylaws.

Our shares of common stock are traded on the New York Stock Exchange under the symbol “VVC.” The transfer agent and registrar for Vectren’s common stock is National City Bank.

Preferred Stock

The board may, without further action by our shareholders, from time to time, direct the issuance of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on our common stock. Holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Vectren before any payment is made to the holders of our common stock. The issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. The board, without shareholder approval, may issue preferred stock with voting and conversion and/or exchange rights, which could adversely affect the holders of our common stock. There are no shares of preferred stock outstanding.

Shareholder Rights Agreement

The board has adopted a Shareholder Rights Agreement which is generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of Vectren to treat each shareholder on a fair and equal basis. Under the Shareholder Rights Agreement, the board has declared a dividend distribution of one right for each outstanding share of our common stock. A right will attach to each common share we have issued or will issue. Each right entitles the holder to purchase from us one share of common stock at a price of $65.00 per share (subject to adjustment to prevent dilution). Initially, the rights will not be exercisable. The rights become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (a “Vectren acquiring person”) has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock (or a 10% acquiror who is determined by our board to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer the consummation of which would result in any person or group becoming a Vectren acquiring person. Our Shareholder Rights Agreement expires October 25, 2009.

Indiana Statutes

The IBCL limits some transactions between an Indiana company and any person who acquires 10% or more of the company’s common stock (an “interested shareholder”). During the five-year period after the acquisition, an interested shareholder cannot enter into a business combination with the company unless, before the interested shareholder acquired the common stock, the board of directors of the company approved the acquisition of common stock or approved the business combination. After the five-year period, an interested shareholder can enter into only the following three types of business combinations with the company: (i) a business combination approved by the board of directors of the company before the interested shareholder acquired the common stock; (ii) a business combination approved by holders of a majority of the common stock not owned by the interested shareholder; and (iii) a business combination in which the shareholders receive a price for their common stock at least equal to a formula price based on the highest price per common share paid by the interested shareholder.

In addition, a person who makes a tender offer for, or otherwise acquires shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of an Indiana corporation that has elected to be subject to the “Control Share Acquisitions Statute” of the IBCL may lose the right to vote the shares which take the acquiror over these respective levels of ownership. Before an acquiror may vote the shares that take the acquiror over these ownership thresholds, the acquiror must obtain the approval of a majority of the shares of each class or series of shares entitled to vote separately on the proposal, excluding shares held by officers of the corporation, by employees of the corporation who are directors of the corporation and by the acquiror. The Control Share Acquisitions Statute also authorizes a corporation to redeem the shares held by a person that exceed the ownership thresholds in the statute, provided that the corporation’s articles or bylaws authorized such a redemption prior to the date the person acquires such shares. Our Articles and bylaws do not currently include a provision authorizing such a redemption. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Because we have not made such an election in our Articles or bylaws, acquisitions of our shares remain subject to the statute.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	to or through one or more underwriters or dealers,

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

We may sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of the securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include:

•	block trades;

•	fixed-price offerings;

•	at-the-market offerings;

•	negotiated transactions;

•	put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments;

•	continuous offerings; or

•	a combination of such methods of sale.

We may determine the price or other terms of the securities offered in this prospectus or any applicable prospectus supplement by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Each time we offer securities pursuant to this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent, if any, involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts, concessions or commissions and other items that may constitute compensation received by the underwriters, dealers, agents or broker-dealers;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities will be listed; and

•	the anticipated delivery date of the securities.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (as their agents in connection with the sale of securities). The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other purchasers participating in the distribution of the securities may be considered “underwriters” under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by them on the sale of the securities may be treated as underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices relating to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in the prospectus supplement. Unless otherwise indicated, any such agent will be acting on a best efforts only basis for the period of its appointment. Such agent may arrange for or make sales in privately negotiated transactions, at the market in the existing trading market for our common stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act and/or any other method permitted by law.

If we engage underwriters or agents to conduct at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. The terms of sales to or through such underwriters or agents may be set out in more detail in one or more prospectus supplements to this prospectus. If we enter into any such distribution agreement, then during the term of such agreement we may issue and sell shares of our common stock from time to time to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. In such case, we may sell shares on a daily basis in at-the-market transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock.

The common stock sold through an underwriter or agent in any at-the-market offerings will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding proceeds which will be raised or commissions to be paid are impossible to determine. We will report at least quarterly the number of shares of common stock sold to or through any underwriter or agent in at-the-market offerings, the net proceeds to us and the compensation paid by us to any underwriter or agent in connection with such sales of common stock. We expect that, pursuant to the terms of any distribution agreement we may enter into, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Our common stock is listed on the New York Stock Exchange under the symbol “VVC.” Any shares of common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters or agents to or through which we may sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of our trading market for any securities that we may sell.

Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with such derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement in transactions that may include short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the shares of common stock we are offering by this prospectus will be passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting of Vectren Corporation incorporated in this prospectus by reference from the Vectren Corporation Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the adoption of SFAS No. 158, (2) expresses an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ProLiance Energy, LLC and subsidiaries as of September 30, 2006 and 2005 and for the three years in the period ended September 30, 2006, incorporated in this prospectus by reference from the Vectren Corporation Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. We also maintain a website at www.vectren.com. Information on our website is not incorporated by reference herein.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described in the applicable prospectus supplement is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our definitive 2006 Proxy Statement for the Annual Meeting of Shareholders on Schedule 14A dated March 14, 2006;

•	Our Report on Form 8-K dated January 4, 2007;

•	Our Report on Form 8-K dated February 5, 2007;

•	The description of our common stock contained in our registration statement on Form 8-A filed on November 16, 1999; and

•	The description of our common stock purchase rights contained in our registration statement on Form 8-A filed on November 16, 1999.

You may obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference herein, by requesting them in writing or by telephone from us at the following address:

Investor Relations

Vectren Corporation

One Vectren Square

Evansville, Indiana 47708

(812) 491-4000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The aggregate estimated expenses, other than underwriting discounts and commissions, in connection with the offering pursuant to this registration statement are currently anticipated to be as follows (all amounts are estimated):

Securities and Exchange Commission Registration Fee	$4,600	*
New York Stock Exchange Filing Fee	20,000
Legal Fees and Expenses	175,000
Accounting Fees and Expenses	$25,000
Printing Expenses	100,000
Miscellaneous	25,400

Total	$325,000

*	Deferred in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

Item 15.	Indemnification of Directors and Officers.

Vectren Indemnification Provisions

The Vectren Articles and the Vectren bylaws provide that Vectren will indemnify any individual who is or was a director or officer of Vectren, or is or was serving at the request of Vectren as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys’ fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his or her status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that he or she breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness. Vectren may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director’s or officer’s good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by Vectren if it is ultimately determined that he or she is not entitled to indemnification by Vectren.

The Vectren Articles and the Vectren bylaws provide that the indemnification rights described above are in addition to any other indemnification rights a person may have by law. The employment agreements with its executive officers will require Vectren to indemnify the executive officers in accordance with its indemnification policies for its senior executives, subject to applicable law.

Indiana Business Corporation Law Provision

Section 23-1-37 et seq. of the IBCL provides for “mandatory indemnification,” unless limited by the articles, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the IBCL states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director’s good faith belief that he or she acted in good faith and reasonably believed his or her actions were in the best interest of the corporation (or if the actions are not in an official capacity, the actions were not opposed to the best interests of the corporation) if the proceeding is a civil proceeding. If the proceeding is criminal, the director must furnish a written affirmation that he or she had reasonable cause to believe he or she was acting lawfully or the director or officer had no reason to believe the action was unlawful. The director must undertake to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct required by the IBCL. In addition, those making the decision to reimburse the director must determine that the facts then known would not preclude indemnification under the IBCL.

The IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

Item 16.	List of Exhibits.

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement

4.1	**	Amended and Restated Articles of Incorporation of Vectren Corporation effective March 31, 2000 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Vectren Corporation filed April 14, 2000 (File No. 1-15467))

4.2	**	Amended and Restated Code of By-Laws of Vectren Corporation as of February 1, 2007 (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Vectren Corporation filed February 5, 2007 (File No. 1-15467))

4.3	**	Shareholders Rights Agreement dated as of October 21, 1999 between Vectren Corporation and Equiserve Trust Company, N.A., as Rights Agent (Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-4 of Vectren Corporation filed November 12, 1999 (File No. 333-90763))

5.1	†	Opinion of Barnes & Thornburg LLP

23.1	†	Consent of Deloitte & Touche LLP (Vectren Corporation)

23.2	†	Consent of Deloitte & Touche LLP (ProLiance Energy, LLC)

23.3	†	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

24	†	Powers of Attorney

*	To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if applicable.

**	Incorporated by reference herein as indicated.

†	Filed herewith.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on February 20, 2007.

VECTREN CORPORATION

By:	/s/ Niel C. Ellerbrook
Niel C. Ellerbrook
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(1) Principal Executive Officer

/s/ Niel C. Ellerbrook Niel C. Ellerbrook	Chairman, President and Chief Executive Officer	February 20, 2007

(2) Principal Financial Officer

/s/ Jerome A. Benkert, Jr. Jerome A. Benkert, Jr.	Executive Vice President and Chief Financial Officer	February 20, 2007

(3) Principal Accounting Officer

/s/ M. Susan Hardwick M. Susan Hardwick	Vice President, Controller and Assistant Treasurer	February 20, 2007

(4) A Majority of the Board of Directors

NIEL C. ELLERBROOK*	Director	)
)
JOHN M. DUNN*	Director	)
)
JOHN D. ENGELBRECHT*	Director	)
)
ANTON H. GEORGE*	Director	)
)
ROBERT L. KOCH II*	Director	)
)
WILLIAM G. MAYS*	Director	)
) February 20, 2007
J. TIMOTHY MCGINLEY*	Director	)
)
RICHARD P. RECHTER*	Director	)
)
R. DANIEL SADLIER*	Director	)
)
RICHARD W. SHYMANSKI*	Director	)
)
MICHAEL L. SMITH*	Director	)
)
JEAN L. WOJTOWICZ*	Director	)

*By:	/s/ Jerome A. Benkert, Jr.
Jerome A. Benkert, Jr.
Attorney in Fact